Exhibit 99.7

SECTION 102 CAPITAL GAIN STOCK OPTION AGREEMENT

INSPIREMD, INC.

2013 LONG-TERM INCENTIVE PLAN

1.          Grant of Option. Pursuant to the InspireMD, Inc. 2013 Employee Stock Incentive Plan (the “Israeli Plan”), a sub-plan to the 2013 Long-Term Incentive Plan (the “Main Plan”) (the Israeli Plan and the Main Plan being collectively referred to herein as, the “Plan”) for key Employees, key Contractors, and Outside Directors of InspireMD, Inc., a Delaware corporation (the “Company”), and its Subsidiaries (collectively, the “Group”), the Company grants to

_________________________

(the “Participant”),

an option (the “Option” or “Stock Option”) to purchase a total of ___________________ (__________) full shares of Common Stock of the Company (the “Optioned Shares”) at an “Option Price” equal to $________ per share (being [equal to / greater than] the Fair Market Value per share of the Common Stock on the Date of Grant).

The “Date of Grant” of this Stock Option is _________________, 20__. The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant, unless terminated earlier in accordance with Section 4 below. The Company has designated the Stock Option as an Approved 102 Incentive (i.e., a Stock Option issued pursuant to Section 102(b) of the Ordinance) and held in trust by a trustee for the benefit of the Participant), and has classified it as a Capital Gain Incentive that qualifies for tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.          Subject to Plan. The Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Section 102 Capital Gain Stock Option Agreement (this “Agreement”). The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. The Stock Option is subject to any rules promulgated pursuant to the Plan by the Administrator and communicated to the Participant in writing.

3.          Vesting; Time of Exercise. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Optioned Shares shall be vested and the Stock Option shall be exercisable as follows:

[Insert applicable vesting schedule]

[In the event that (i) a Transaction occurs, and (ii) this Agreement is not assumed by the surviving corporation or its parent, or the surviving corporation or its parent does not substitute its own option for this Stock Option, then immediately prior to the effective date of such Transaction, the total Optioned Shares not previously vested shall thereupon immediately become vested and this Stock Option shall become fully exercisable, if not previously so exercisable.]

4.          Term; Forfeiture.

a.           Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares which are not vested on the date of the Participant’s Termination of Service, the Stock Option will be terminated on that date. The unexercised portion of the Stock Option that relates to Optioned Shares which are vested will terminate at the first of the following to occur:

i.            5 p.m. on the date the Option Period terminates;

ii.         5 p.m. on the date which is twenty-four (24) months following the date of the Participant’s Termination of Service due to death;

iii.         5 p.m. on the date which is twelve (12) months following the date of the Participant’s Termination of Service due to the Participant’s Total and Permanent Disability or Retirement with the consent of the Administrator;

iv.         5 p.m. on the date which is sixty (60) days following the date of the Participant’s Termination of Service by the Company without Cause (as defined below);

v.           immediately upon the Participant’s Termination of Service by the Company for Cause;

vi.         5 p.m. on the date which is thirty (30) days following the date of the Participant’s Termination of Service for any reason not otherwise specified in this Section 4.a.; and

vii.         5 p.m. on the date the Company causes any portion of the Stock Option to be forfeited pursuant to Section 7 hereof.

b.           For the purposes hereof, “Cause” shall exist if the Participant (i) breaches any of the material terms or conditions of [his / her] employment agreement, or agreement to provide services to the Group, including, without limitation, the breach of any duty of non-disclosure or non-competition; (ii) engages in willful misconduct or acts in bad faith with respect to any company in the Group in connection with [his / her] employment or other agreement with the Group; or (iii) is convicted of a felony.

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5.          Who May Exercise. Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Participant, the Stock Option may be exercised only by the Participant, or by the Participant’s guardian or personal or legal representative. If the Participant’s Termination of Service is due to [his / her] death prior to the dates specified in Section 4.a. hereof, and the Participant has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Stock Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4.a. hereof: the personal representative of [his / her] estate, or the person who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Participant; provided that the Stock Option shall remain subject to the other terms of this Agreement, the Plan, and Applicable Laws, rules, and regulations.

6.          No Fractional Shares. The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7.          Manner of Exercise. Subject to Article X of the Israeli Plan and such administrative regulations as the Administrator may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Administrator setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised, the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable in cash or by certified check in the manner prescribed in Article VI of the Israeli Plan. The exercise of the Stock Option shall be subject to the agreement with the Trustee (as defined below) and in accordance with Section 102 of the Ordinance.

Subject to Article X of the Israeli Plan, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of [his / her] death) promptly after the Exercise Date, unless the Participant, or such other person, requests, in writing, delivery of the certificates for the Common Stock, as provided in Section 8.3(c) of the Main Plan and in accordance with the procedures established by the Administrator. The obligation of the Company to register or deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Administrator.

If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Optioned Shares may be forfeited by the Participant.

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8.            Israeli Tax Ordinance.

a.           The Stock Option, including all rights attaching thereto, and other shares of Common Stock received following the exercise of the Stock Option by the Company (the “Trustee”) and approved in accordance with the provisions of Section 102 of the Ordinance, and will be held by the Trustee for the benefit of the Participant for a period of, and will not be delivered to the Participant prior to the expiration of, at least twenty-four (24) months from the Date of Grant.

b.           All rights attaching to any shares of Common Stock received following exercise of any vested portion of the Stock Option and all rights or shares received by the Participant with respect thereto (including bonus shares), will be subject to the same taxation treatment applicable to the Optioned Shares.

c.           The Trustee shall not sell or transfer to the Participant any of the shares of Common Stock acquired by exercise of the Stock Option or any right or share received by the Participant with respect thereto prior to the full payment by the Participant of [his / her] tax liabilities arising from or relating to such Common Stock or any right or share related thereto.

9.            Nonassignability. The Stock Option is not assignable or transferable by the Participant except by will or by the laws of descent and distribution

10.         Rights as Stockholder. The Participant will have no rights as a stockholder with respect to any of the Optioned Shares until the issuance of a certificate or certificates to the Participant, or the registration of such shares in the Participant’s name, for the shares of Common Stock. The Optioned Shares shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 11 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates. The Participant, by [his / her] execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of the shares of Common Stock.

11.         Adjustment of Number of Optioned Shares and Related Matters. The number of shares of Common Stock covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Main Plan and Articles VIII - IX of the Israeli Plan.

12.         Voting. The Participant shall not be entitled to vote, or consent with respect to, any of the Optioned Shares following exercise of this Stock Option that are being held by the Trustee. Upon delivery to the Participant of a certificate or certificates representing such Optioned Shares, or the registration of such Optioned Shares in the Participant’s name, the Participant shall be treated as the record holder of some or all of the Optioned Shares following exercise of this Stock Option, having the exclusive right to vote, or consent with respect to, such Optioned Shares until such time as the Optioned Shares are transferred in accordance with this Agreement; provided, however, that this Section shall not create any voting right where the holders of such Optioned Shares otherwise have no such right.

13.         Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

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14.         Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for [his / her] review by the Company, and represents that [he / she] is familiar with the terms and provisions thereof, and hereby accepts this Stock Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

15.         Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Israel (excluding any conflict of laws rule or principle of Israel law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

16.         No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or the Group, whether as an Employee, Contractor, or Outside Director, or interfere with or restrict in any way the right of the Company or the Group to discharge the Participant as an Employee, Contractor, or Outside Director at any time.

17.         Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement, and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

18.         Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

19.         Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement, or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

20.         Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

21.         Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

22.         Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

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23.         Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

24.         Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.	Notice to the Company shall be addressed and delivered as follows:

InspireMD, Inc.

800 Boylston Street, 16th Floor

Boston, MA 02199

Attn:__________________

Fax:___________________

b.	Notice to the Participant shall be addressed and delivered as set forth on the signature page.

25.         Tax Requirements. The Participant is hereby advised to consult immediately with [his / her] own tax advisor regarding the tax consequences of this Agreement. The Company or, if applicable, any Subsidiary (for purposes of this Section 25, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company may, in its sole discretion or as required under any Applicable Law, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the registration or delivery of any certificate representing shares of Common Stock. Such payment may be made by (i) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

* * * * * * * *

[Remainder of Page Intentionally Left Blank

Signature Page Follows.]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

THE COMPANY:

INSPIREMD, INC.

By:
Name:
Title:

THE PARTICIPANT:

Signature

Name:
Address:

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